Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.,

ATLANTIC SOUTHERN BANK,

SAPELO BANCSHARES, INC.,

AND

SAPELO NATIONAL BANK

Dated as of July 26, 2006

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5.26	Target Disclosure Memorandum	20
5.27	Board Recommendation	20
5.28	Opinion of Financial Advisor	20
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		20
6.1	Organization, Standing and Power	20
6.2	Authority; No Breach By Agreement	21
6.3	Capital Stock	22
6.4	Purchaser Subsidiaries	22
6.5	SEC Filings; Financial Statements	23
6.6	Absence of Undisclosed Liabilities	23
6.7	Absence of Certain Changes or Events	23
6.8	Tax Matters	24
6.9	Allowance for Possible Loan Losses	25
6.10	Environmental Matters	25
6.11	Compliance with Laws	26
6.12	Legal Proceedings	26
6.13	Community Reinvestment Act	27
6.14	Board Recommendation	27
ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		27
7.1	Affirmative Covenants of Each Party	27
7.2	Negative Covenants of Target	27
7.3	Negative Covenants of Purchaser	29
7.4	Adverse Changes in Condition	29
7.5	Reports	29
ARTICLE 8 ADDITIONAL AGREEMENTS		29
8.1	Registration Statement; Proxy Statement; Shareholder Approval	29
8.2	Applications	30
8.3	Filings with State Offices	30
8.4	Agreement as to Efforts to Consummate	30
8.5	Investigation and Confidentiality	31
8.6	No Solicitations	31
8.7	Press Releases	32
8.8	Tax Treatment	32
8.9	Charter Provisions	32
8.10	Agreement of Affiliates	33
8.11	Indemnification	33
8.12	Employee Benefits and Contracts	34
8.13	Allowance for Loan Losses	35
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		35
9.1	Conditions to Obligations of Each Party	35
9.2	Conditions to Obligations of Purchaser	36
9.3	Conditions to Obligations of Target	37
ARTICLE 10 TERMINATION		38
10.1	Termination	38
10.2	Effect of Termination	39
10.3	Non-Survival of Representations and Covenants	39

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10.4	Termination Payment	39
10.5	Reimbursement of Expenses	39
ARTICLE 11 MISCELLANEOUS		40
11.1	Definitions	40
11.2	Expenses	47
11.3	Brokers and Finders	47
11.4	Entire Agreement	48
11.5	Amendments	48
11.6	Waivers	48
11.7	Assignment	49
11.8	Notices	49
11.9	Governing Law	49
11.10	Counterparts	49
11.11	Captions; Articles and Sections	49
11.12	Interpretations	50
11.13	Severability	50

EXHIBITS

Exhibit A	Agreement and Plan of Merger and Merger Agreement
Exhibit B	Form of Affiliate Agreement
Exhibit C	Opinion of Troutman Sanders, LLP
Exhibit D	Opinion of Powell Goldstein, LLP
Exhibit E	Form of Noncompete Agreement

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of July 26, 2006, by and among ATLANTIC SOUTHERN FINANCIAL GROUP, INC. (“Purchaser”), a Georgia corporation, and ATLANTIC SOUTHERN BANK (“Purchaser Bank”), a Georgia chartered bank on one hand, and SAPELO BANCSHARES, INC. (“Target”), a Georgia corporation and SAPELO NATIONAL BANK (“Target Bank”), a national banking association on the other hand.

Preamble

The respective Boards of Directors of Target, Purchaser, Target Bank and Purchaser Bank are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders.  This Agreement provides for (i) the merger of Target Bank with and into Purchaser Bank (the “Bank Merger”) and (ii) the merger of Target with and into Purchaser, as a result of which the outstanding shares of the capital stock of Target shall be converted into the right to receive cash and shares of the common stock of Purchaser and the shareholders of Target (other than those shareholders, if any, who exchange their shares solely for cash) shall become shareholders of Purchaser (the “Company Merger” and, together with the Bank Merger, the “Mergers”).  The transactions described in this Agreement are subject to the approvals of the shareholders of Target, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance, the Federal Deposit Insurance Corporation and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties of this Agreement that the Company Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1  Company Merger.  Subject to the terms and conditions of this Agreement, Target shall be merged with and into Purchaser in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC.  Purchaser shall be the Surviving Entity resulting from the Company Merger and shall continue to be governed by the Laws of the State of Georgia.  The Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Target and Purchaser.

1.2  Bank Merger.  Concurrent with the consummation of the Company Merger, Target Bank shall be merged with and into Purchaser Bank in accordance with the Financial Institutions Code of Georgia pursuant to the terms and conditions of the Bank Agreement and Plan of Merger and Merger

Agreement attached hereto as Exhibit A.  Target shall vote the shares of Target Bank in favor of the Bank Merger Agreement and the Bank Merger.

1.3  Time and Place of Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree.  The Closing shall be held at the office of Powell Goldstein LLP, 1201 West Peachtree St., Atlanta, GA 30309, or at such location as may be mutually agreed upon by the Parties.

1.4  Effective Time.  The Mergers and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Mergers shall become effective with the Secretary of State of Georgia (the “Effective Time”).  At the Effective Time, the separate corporate existence of Target and Target Bank shall cease, and Purchaser and Purchaser Bank, respectively, shall continue as the Surviving Entity.

ARTICLE 2
TERMS OF MERGER

2.1  Articles of Incorporation.  The Articles of Incorporation of Purchaser and Purchaser Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the respective Surviving Entity.

2.2  Bylaws.  The Bylaws of Purchaser and Purchaser Bank in effect immediately prior to the Effective Time shall be the Bylaws of the respective Surviving Entity until duly amended or repealed.

2.3  Directors and Officers.  The officers and directors of Purchaser and Purchaser Bank in office immediately prior to the Effective Time shall serve as the officers and directors of the respective Surviving Entity from and after the Effective Time.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1  Conversion of Target Shares.  Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Company Merger and without any action on the part of Purchaser, Target, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)          Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)         Each share of Target Common Stock outstanding immediately prior to the Effective Time, other than shares held by Target or with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the GBCC (the “Dissenting Shares”), shall automatically be converted at the Effective Time into the right to receive its pro rata portion of the Merger Consideration (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification, or similar transaction that is effected by either Party, or for which a record date occurs).  Such shares to be converted are sometimes referred to herein as the “Outstanding Target Shares.”  Each holder of Target Common Stock may elect to receive his or her portion of the Merger Consideration in the form of (i) cash in the amount of $63.00 per share of Target Common Stock, (ii) 2.10 shares of Purchaser Common Stock per share of Target Common Stock, or (iii) a combination of both.

The relative proportions of a shareholder’s elected portion of the Merger Consideration represented by cash and shares of Purchaser Common Stock is subject to pro rata adjustment by the Exchange Agent to the extent necessary to effect the issuance of the proper amounts of Stock Consideration, subject to the following:  (i) in the case of holders of Target Common Stock that fail to make a timely election or do not indicate an election, such holders shall receive their pro rata portion of Stock Consideration and Cash Consideration in the following order: a) any remaining available Stock Consideration in the event elections to receive Purchaser Common Stock does not exceed the aggregate number of shares of Stock Consideration, then b) Cash Consideration; (ii) if the total of elections to receive Purchaser Common Stock plus Purchaser Common Stock to be received by holders of Target Common Stock that fail to make a timely election does not exceed the aggregate amount of the Stock Consideration, only holders of Target Common Stock that have elected to receive any portion of their Merger Consideration in cash shall receive a combination of Cash Consideration and Stock Consideration adjusted by the Exchange Agent on a pro rata basis (with others receiving only their pro rata portion of the Stock Consideration); and (iii) if elections to receive shares of Purchaser Common Stock exceed the aggregate number of shares in the Stock Consideration, only holders of Target Common Stock that have elected to receive Purchaser Common Stock shall receive a mix of Cash Consideration and Stock Consideration adjusted by the Exchange Agent on a pro rata basis (with others receiving only their pro rata portion of the Cash Consideration).

(c)          Notwithstanding any other provision of this Agreement, each holder of Outstanding Target Shares exchanged pursuant to the Company Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Purchaser Common Stock multiplied by $63.00.  No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(d)         Each share of Target Common Stock that is not an Outstanding Target Share as of the Effective Time, including any shares of Target Common Stock owned by Target, shall be canceled without consideration therefor.

(e)          No Dissenting Shares shall be converted in the Company Merger.  All such shares shall be canceled, and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC or withdraws or loses such holder’s Dissenter’s Rights, such shares held by such shareholder shall be treated the same as all other holders of Target Common Stock who at the Effective Time held Outstanding Target Shares.

3.2  Conversion of Target Bank Shares.  Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Bank Merger and without any action on the part of Purchaser Bank, Target Bank, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)          Each share of capital stock of Purchaser Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)         Each share of Target Bank common stock outstanding immediately prior to the Effective Time shall automatically be cancelled at the Effective Time.

ARTICLE 4
EXCHANGE OF SHARES

4.1  Exchange Procedures.  Prior to the Effective Time, Purchaser shall select a transfer agent, bank or trust company to act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of Target Common Stock.  At the Effective Time, Purchaser shall deliver the Merger Consideration to the Exchange Agent.  Promptly following the Effective Time, the Exchange Agent shall send to each holder of Outstanding Target Shares immediately prior to the Effective Time an election form and letter of transmittal (the “Letter of Transmittal”) for use in exchanging certificates previously evidencing shares of Target Common Stock (“Old Certificates”).  The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of any cash and certificates representing Purchaser Common Stock, which certificates shall be deposited with the Exchange Agent by Purchaser as of the Effective Time.  If any certificates for shares of Purchaser Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.  Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled.  All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one (1) year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to Purchaser, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to Purchaser for payment or delivery of such property.  In no event will any holder of Target Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or Purchaser of the Merger Consideration.

4.2  Rights of Former Target Shareholders.

(a)          At the Effective Time, the stock transfer books of Target shall be closed as to holders of Target Common Stock immediately prior to the Effective Time and no transfer of Target

Common Stock by any such holder shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing Outstanding Target Shares shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor.  To the extent permitted by Law, former shareholders of record of Target shall be entitled to vote after the Effective Time at any meeting of Purchaser shareholders the number of whole shares of Purchaser Common Stock into which their respective shares of Target Common Stock are converted, regardless of whether such holders have exchanged their Old Certificates for certificates representing Purchaser Common Stock in accordance with the provisions of this Agreement.

(b)         Whenever a dividend or other distribution is declared by Purchaser on the Purchaser Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Purchaser Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Purchaser Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate until such holder surrenders such Old Certificate for exchange as provided in Section 4.1.  However, upon surrender of such Old Certificate, both the Purchaser Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Old Certificate.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF TARGET AND TARGET BANK

Target hereby represents and warrants to Purchaser as follows:

5.1  Organization, Standing, and Power.

(a)          Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of the Assets or the nature or conduct of its business requires it to be so qualified or licensed.  The minute book and other organizational documents for Target have been made available to Purchaser for its review and, except as disclosed in Section 5.1 of the Target Disclosure Memorandum, accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

(b)         Target Bank is a national bank duly organized, validly existing, and in good standing under the Laws of the United States of America, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  Target Bank is duly qualified or licensed to transact business and in good standing in jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Target.  The minute books and other organizational documents and corporate records for Target Bank have been made available to Purchaser for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceeding of the Board of Directors and shareholder thereof.  Target Bank is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

5.2  Authority of Target and Target Bank; No Breach By Agreement.

(a)          Target and Target Bank have the corporate power and authority necessary to execute, deliver, and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Target and Target Bank.  Subject to the requisite approval by Target’s and Target Bank’s shareholders and any applicable Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of Target and Target Bank, enforceable against Target and Target Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)         Neither the execution and delivery of this Agreement by Target or Target Bank, nor the consummation by Target or Target Bank of the transactions contemplated hereby, nor compliance by Target or Target Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Target’s Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of Target that is currently in effect, (ii) conflict with or result in a breach of any provision of Target Bank’s Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of Target that is currently in effect, or (iii) except as disclosed in Section 5.2(b) of the Target Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Target or Target Bank under, any Contract or Permit of Target or Target Bank, or, (iv) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Target, Target Bank or any of its Assets (including any Purchaser Entity or Target becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Purchaser Entity or Target being reassessed or revalued by any Taxing authority).

(c)          Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Target of the Company Merger, by Target Bank of the Bank Merger, and the other transactions contemplated in this Agreement.

5.3  Capital Stock.

(a)          The authorized capital stock of Target consists of 10,000,000 shares of $1.00 par value per share Target Common Stock, of which, as of the date of this Agreement, 231,011 shares are issued and 226,825 shares are outstanding (4,186 shares are held by Target as Treasury Stock), and

2,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding.  In addition, 27,465 shares of Target Common Stock are reserved for issuance pursuant to outstanding options to purchase shares of common stock (the “Common Stock Options”).  All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC.  None of the outstanding shares of capital stock of Target has been issued in violation of any preemptive rights of the current or past shareholders of Target.

(b)         The authorized capital stock of Target Bank consists of 5,000,000 shares of common stock, $10.00 par value per share.  All of the issued and outstanding shares of capital stock of Target Bank are duly and validly issued and outstanding and are fully paid and nonassessable (except for assessment pursuant to 12 U.S.C. §55).

(c)          Except as set forth in Section 5.3(a) or 5.3(b) of this Agreement or in Section 5.3(b) of the Target Disclosure Memorandum, there are no (i) shares of capital stock, preferred stock or other equity securities of Target or Target Bank outstanding or (ii) outstanding Equity Rights relating to the capital stock of Target or Target Bank.  Any outstanding Equity Rights disclosed in Section 5.3(b) of the Target Disclosure Memorandum will be exercised or cancelled prior to the Closing.

5.4 Target Subsidiaries.  Target has disclosed in Section 5.4 of the Target Disclosure Memorandum all of the Target Subsidiaries as of the date of this Agreement.  No equity securities of a Target Subsidiary is or may become required to be issued (other than to Target) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Target Subsidiary, and there are no contracts by which a Target Subsidiary is bound to issue (other than to Target) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock (other than to Target).  There are no contracts relating to the rights of any Target Entity to vote or to dispose of any shares of the capital stock of a Target Subsidiary.

5.5  Financial Statements.  Target has delivered to Purchaser copies of all Target Financial Statements and will deliver to Purchaser copies of all similar financial statements prepared subsequent to the date hereof.  The Target Financial Statements and any supplemental financial statements (as of the date thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Target, which are and will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, (b) present or will present, as the case may be and in all material respects, fairly the financial position of Target as of the dates indicated and the results of operation, changes in shareholders’ equity, and cash flows of Target for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereof or, in the case of interim financial statements, to the normal recurring year-end adjustments that are not material in any amount or effect), and (c) do not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.6  Absence of Undisclosed Liabilities.  Except as described in Section 5.6 of the Target Disclosure Memorandum, the Target Entities have no Liabilities of a nature required to be reflected on the consolidated balance sheets prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Target Entities as of March 31, 2006, included in the Target Financial Statements or reflected in the notes thereto.  The Target Entities have not incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or (ii) to legal, financial and other advisers in connection with the transactions contemplated by this Agreement.

5.7  Loan and Investment Portfolios.  As of the date of this Agreement, all loans, discounts and financing leases reflected on the Target Financial Statements were, and with respect to the Target Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (b) evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests that have been perfected.  Except as specifically set forth in Section 5.7 of the Target Disclosure Memorandum, no Target Entity is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by the Target Entities to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Target, the FDIC or the Office of the Comptroller of the Currency, or (iv) an obligation of any director, executive officer or 10% shareholder of Target who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

5.8  Absence of Certain Changes or Events.  Since March 31, 2006, except as disclosed in the Target Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the Target Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, (ii) Target has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Target Common Stock and (iii) no Target Entity has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Target provided in Article 7.  Except as may result from the transactions contemplated by this Agreement, no Target Entity has, since March 31, 2006:

(a)          except as set forth in Section 5.8(a) of the Target Disclosure Memorandum, borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices:  (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its assets, sold, assigned or transferred any of its assets in excess of $50,000 in the aggregate or (iv) incurred any other Liability or loss representing, individually or in the aggregate, over $50,000;

(b)         suffered over $50,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c)          experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d)         except as set forth in Section 5.8(d) of the Target Disclosure Memorandum, had any customer with a loan or deposit balance of more than $50,000 terminate, or received notice of such customer’s intent to terminate, its relationship with Target Bank;

(e)          failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f)          except as set forth in Section 5.8(f) of the Target Disclosure Memorandum, forgiven any debt owed to it in excess of $50,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g)         except as set forth in Section 5.8(g) of the Target Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $50,000.00;

(h)         except as set forth in Section 5.8(h) of the Target Disclosure Memorandum, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000;

(i)           except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Target Financial Statements;

(j)           authorized or issued any additional shares of Target Common Stock, preferred stock, or Equity Rights; or

(k)          entered into any agreement, contract or commitment to do any of the foregoing.

5.9  Tax Matters.

(a)          All Tax Returns required to be filed by or on behalf of any Target Entity have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year end immediately preceding the

Effective Time and all Tax Returns filed are complete and accurate in all material respects.  All Taxes shown on filed Tax Returns have been paid.  There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Target Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.9 of the Target Disclosure Memorandum.  Target’s federal income Tax Returns have not been audited by the IRS.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.  There are no Liens with respect to Taxes upon any of the Assets of Target.

(b)         No Target Entity has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)          The provision for any Taxes due or to become due for any Target Entity for the period or periods through and including the date of the respective Target Financial Statements that has been made and is reflected on such Target Financial Statements is sufficient to cover all such Taxes.

(d)         Deferred Taxes of the Target Entities have been provided for in accordance with GAAP.

(e)          The Target Entities are in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except where any such failure to comply would not reasonably be expected to have a Target Material Adverse Effect.

(f)          No Target Entity has experienced a change in ownership with respect to its stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

(g)         There is no pending claim by any taxing authority of a jurisdiction where either the Target or Target Bank has not filed Tax Returns that either Target or Target Bank is subject to taxation in that jurisdiction.

(h)         There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount (individually or in the aggregate) that would not be deductible by Purchaser, Purchaser Bank, Target or Target Bank by reason of Code Section 280G or would be subject to Code Section 4999.

(i)           Neither Target nor Target Bank has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income tax return, other than the “affiliated group” of which Target is the “common parent.”  Neither Target nor Target Bank is a party to any Tax sharing or Tax allocation agreement that will remain in affect after consummation to the Mergers contemplated by this Agreement.

5.10  Allowance for Possible Loan Losses.  The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of the Target Entities included in the

Target Financial Statements and the allowance shown on the consolidated balance sheets of the Target Entities as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Target Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Target as of the dates thereof.

5.11  Assets.

(a)          Except as disclosed in Section 5.11 of the Target Disclosure Memorandum or as disclosed or reserved against in the Target Financial Statements, the Target Entities have good and marketable title, free and clear of all Liens, to its Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the Target Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration.  All tangible properties used in the business of the Target Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Target’s past practices.  All Assets which are material to the Target Entities’ businesses on a consolidated basis, held under leases or subleases by a Target Entity, are held under valid Contracts enforceable against such Target Entity in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and, to the Knowledge of the Target Entities, each such Contract is in full force and effect.

(b)         The Target Entities have paid all amounts due and payable under any insurance policies and guarantees applicable to the Target Entities and their respective Assets and operations; all such insurance policies and guarantees are in full force and effect, and all of the Target Entities’ material properties are insured in amounts, events and with deductibles, as set forth in Section 5.11(b) of the Target Disclosure Memorandum.  No Target Entity has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance, and no notices of claims in excess of such amounts have been given by a Target Entity under such policies.

(c)          With respect to each lease of any real property or personal property to which any Target Entity is a party (whether as lessee or lessor), except for financing leases in which a Target Entity is lessor, (i) such lease is in full force and effect in accordance with its terms against the Target Entity that is a party to the lease; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by the Target Entity that is a party to the lease; (iii) there exists no Default under such lease by the Target Entity that is party to the lease; and (iv) upon receipt of the consents described in Section 5.11(c) of the Target Disclosure Memorandum, the Mergers will not constitute a default or a cause for termination or modification of such lease.

(d)         No Target Entity has a legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets except in the ordinary course of business consistent with past practices.

(e)          The Target Entities’ Assets include all Assets required to operate the businesses of the Target Entities as presently conducted.

5.12  Intellectual Property.  The Target Entities own or have a license to use the Intellectual Property used by the Target Entities in the course of their businesses.  The Target Entities own or have a license to any Intellectual Property sold or licensed to a third party by a Target Entity in connection with the Target Entities’ business operations, and the Target Entities have the right to convey by sale or license any Intellectual Property so conveyed.  To the Knowledge of the Target Entities, no Target Entity has received notice of Default under any of their respective Intellectual Property licenses.  No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of the Target Entities with respect to Intellectual Property used, sold or licensed by the Target Entities in the course of their businesses, nor has any person claimed or alleged any rights to such Intellectual Property.  To the Knowledge of the Target Entities, the conduct of the Target Entities’ businesses does not infringe any Intellectual Property of any other person.  Except as disclosed in Section 5.12 of the Target Disclosure Memorandum, no Target Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

5.13  Environmental Matters.

(a)          To the Knowledge of the Target Entities, the Target Entities, their Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

(b)         To the Knowledge of the Target Entities, there is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which the Target Entities or any of their Operating Properties or Participation Facilities (or the Target Entities in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by the Target Entities or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c)          During the period of (i) the Target Entities’ ownership or operation of any of their Assets, (ii) the Target Entities’ participation in the management of any Participation Facility, or (iii) the Target Entities’ holding of a security interest in an Operating Property, to the Knowledge of the Target

Entities, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties.  Prior to the period of (i) the Target Entities’ ownership or operation of any of its Assets, (ii) the Target Entities’ participation in the management of any Participation Facility, or (iii) the Target Entities’ holding of a security interest in an Operating Property, to the Knowledge of the Target Entities, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property.  No lead-based paint or asbestos in any form is present in, at, on, under, about, or affecting (or potentially affecting) any Asset.

(d)         Target has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by a Target Entity pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by the Target Entities or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(e)          There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, under any Asset.  Section 5.13(e) of the Target Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of the Target Entities at or from any Asset.  Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

5.14  Compliance with Laws.  Target is a Georgia corporation and a registered bank holding company under the BHC Act, as amended, and has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit.  Except as disclosed in Section 5.14 of the Target Disclosure Memorandum, no Target Entity is:

(a)          in Default under any of the provisions of its respective Articles of Incorporation or Bylaws (or other governing instruments);

(b)         in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(c)          since January 1, 2004, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Target Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring the Target Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies or its management.

Target Bank is a national bank whose deposits are and will at the Effective Time be insured by the FDIC.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Purchaser.

5.15  Labor Relations.  No Target Entity is a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor is any Target Entity party to any collective bargaining agreement, nor is there any pending or, to the Knowledge of the Target Entities, threatened strike, slowdown, picketing, work stoppage or other labor dispute involving Target.  There is no activity involving any employees of the Target Entities seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.16  Employee Benefit Plans.

(a)          Target and any other entities which now or in the past five years constitute a single employer within the meaning of IRC Section 414 are hereinafter collectively referred to as the “Company Group.”

(b)         The following agreements, plans or arrangements, whether formal or informal and whether or not documented in writing, which are presently in effect and which cover current or former employees, directors and/or other service providers of any member of the Company Group (collectively “Participants” are referred to as the “Company Plans”):

(i)            Any employee benefit plan as defined in Section 3(3) of the ERISA, and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to employees, has any outstanding, present, or future obligation or liability, or under which any employee or former employee has any present or future right to benefits which are covered by ERISA; or

(ii)           Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance, split dollar or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise.

The plans, programs, policies, or arrangements described in subsection (i) or (ii) above are hereinafter collectively referred to as the “Company Plans.”  Target has delivered to Purchaser true and complete copies, if any, of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with the most recently filed IRS Form 5500 relating to each Company Plan, to the extent applicable, and any accompanying financial statements.

(c)          Except as to those plans identified in Section 5.16 of the Target Disclosure Memorandum as Company Plans intended to be qualified under Section 401(a) of the Internal Revenue Code (the “Company Qualified Plans”), no member of the Company Group maintains a Company Plan which meets or was intended to meet the requirements of Section 401(a).  As to each Company Qualified Plan, the Internal Revenue Service has issued favorable determination letter(s) to the effect that such Company Qualified Plan is a tax-qualified plan in form and that any related trust is exempt from taxation, and such determination letter(s) remain in effect and have not been revoked or, in the alternative, the Internal Revenue Service has issued favorable determination letter(s) to the effect that the prototype plan under which such Company Qualified Plan has been adopted is a tax-qualified plan in form and that any related trust is exempt from taxation, and that Target may rely upon such favorable determination letter(s) and, to the Knowledge of Target, such favorable determination letter(s) remain in effect and have not been revoked.  Copies of the most recent favorable determination letters and any outstanding requests for a favorable determination letter with respect to each Company Qualified Plan, if any, have been delivered to the Purchaser.  Except as set forth in Section 5.16 of the Target Disclosure Memorandum, no Company Qualified Plan has been amended since the issuance of each respective most recent favorable determination letter.  The Company Qualified Plans currently comply in form with the requirements under Internal Revenue Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required.  No issue concerning qualification of the Company Qualified Plans is pending before or is threatened by the Internal Revenue Service.  The Company Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Internal Revenue Code Section 401(a).  No member of the Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts.  Prior to the Closing Date, any Company Qualified Plan which is required to satisfy Internal Revenue Code Sections 401(k)(3) and 401(m)(2) has been, or will be, tested for compliance with, and has satisfied, or will satisfy, the requirements of, such Sections of the Internal Revenue Code for each plan year ending prior to the Closing Date.

(d)         Each member of the Company Group is in compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any governmental entity, Participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable Law.

(e)          No termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group.

(f)          No member of the Company Group maintains an “employee benefit pension plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

(g)         No member of the Company Group has any remaining liability under any previously maintained Company Plan, whether maintained as a written or unwritten, formal or informal arrangement.

(h)         Each member of the Company Group has made full and timely payment of, or has accrued, pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable Law and Contracts to be paid as a contribution to each Company Plan.

(i)           No member of the Company Group has any obligation or liability to contribute or has contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(j)           To the Knowledge of the Target Entities, no member of the Company Group nor any other “disqualified person” or “party in interest” (as defined in Internal Revenue Code Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any “prohibited transaction” (as defined in Internal Revenue Code Section 4975 or ERISA Section 406).  All members of the Company Group and all fiduciaries with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have complied in all respects with the requirements of ERISA Section 404.  No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Internal Revenue or a fine under ERISA.

(k)          No member of the Company Group has made or is obligated to make any nondeductible contributions to any Company Plan.

(l)           No member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment,” as defined in Internal Revenue Code Section 280G(b) (determined without regard to Internal Revenue Code Section 280G(b)(2)(A)(ii)).

(m)         Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan.

(n)         Except as disclosed in Section 5.16 of the Target Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, parachute payments or otherwise) becoming due to any person, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefit.

(o)         Other than health continuation coverage required by COBRA, no member of the Company Group has any obligation to any retired or former employee, director or other service provider or any current employee, director or other service provider upon retirement or termination of employment under any Company Plan respecting health and/or death benefits.

(p)         The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) maintained by the Company Group for present or former directors, employees or other service providers have been fully and accurately reflected on the Target Financial Statements to the extent required by and in accordance with GAAP.

(q)         Each nonqualified plan of deferred compensation, within the meaning of Section 409A of the Internal Revenue Code, maintained by one or more members of the Company Group has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits thereunder in accordance with the terms of such plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

(r)          The members of the Company Group, or any successor entity, may terminate any Company Plan prospectively at any time without further liability to any member of the Company Group or the successor entity, including, without limitation, any additional contributions, penalties, premiums, fees, surrender charges, market value adjustments or any other charges as a result of such termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Target Financial Statements.

(s)          Since March 31, 2006, except as disclosed in Section 5.16 of the Target Disclosure Memorandum, no member of the Company Group has (i) increased the rate of compensation payable or to become payable to any director, employee or other service provider of the Company Group, other than in the ordinary course of business and consistent with past practice; (ii) amended or entered into any employment, severance, change in control or similar Contract with any such director, employee or other service provider; (iii) paid or agreed to pay any bonuses or other compensation, other than in the ordinary course of business and consistent with past practice, to any such director, employee or other service provider; (iv) amended any Company Plan, other than any amendment required by Law; (v) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan; or (vi) terminated any existing Company Plan.

5.17  Material Contracts.  Except as disclosed in Section 5.17 of the Target Disclosure Memorandum or otherwise reflected in the Target Financial Statements, neither the Target Entities nor any of their Assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by the Target Entities or the guarantee by a Target Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts any Target Entity or employee thereof from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Target Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $50,000), or (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (the “Target Contracts”).  With respect to each

Target Contract and except as disclosed in Section 5.17 of the Target Disclosure Memorandum: (i) the Contract is in full force and effect against the Target Entity; (ii) no Target Entity is in Default thereunder; (iii) no Target Entity has repudiated or waived any material provision of any such Contract; and (iv) to the Knowledge of any Target Entity, no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder.  All of the indebtedness of the Target Entities for money borrowed is prepayable at any time by such Target Entity without penalty or premium.

5.18  Legal Proceedings.  Except as disclosed in Section 5.18 of the Target Disclosure Memorandum, there is no Litigation instituted, pending or, to the Knowledge of any Target Entity, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against any Target Entity, or against any employee benefit plan of the Target Entities, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against the Target Entities.  Section 5.18 of the Target Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Target Entity is a party and that names a Target Entity as a defendant or cross-defendant or for which such Target Entity has any potential Liability in excess of $50,000.

5.19  Reports.

(a)          Since December 31, 2000, the Target Entities have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)         Each of the Target Financial Statements (including, in each case, any related notes) contained in the Target Regulatory Reports complied as to form in all material respects with the applicable published rules and regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of Target and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated.

5.20  Tax and Regulatory Matters.  Target has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance that is reasonably likely, to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21  Internal Accounting .  The Target Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.

5.22  Community Reinvestment Act. Target Bank has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.23  Privacy of Customer Information.

(a)          The Target Entities are the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the Purchaser Entities pursuant to this Agreement and the other transactions contemplated hereby.  For purposes of this Section 5.23, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b)         The collection and use of such IIPI by the Target Entities, the transfer of such IIPI to the Purchaser Entities, and the use of such IIPI by the Purchaser Entities as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

5.24  Technology Systems.

(a)          Except to the extent indicated in Schedule 5.24 of the Target Disclosure Memorandum, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the Target Entities (collectively, the “Technology Systems”) to continue by the Purchaser Entities to the same extent and in the same manner that it has been used by the Target Entities.

(b)         Since January 1, 2005, the Technology Systems have not suffered unplanned disruption causing a Target Material Adverse Effect.  Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens.  Access to business critical parts of the Technology Systems is not shared with any third party.

(c)          Details of the Target Entities’ disaster recovery and business continuity arrangements have been provided to Purchaser.

(d)         No Target Entity has received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of the Target Entities’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

5.25  Bank Secrecy Act Compliance.  Target Bank is in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs.  Target Bank has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. §21.21.

5.26  Target Disclosure Memorandum.  Target has delivered to Purchaser the Target Disclosure Memorandum containing certain information regarding Target as indicated at various places in this Agreement.  All information set forth in the Target Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Target under this Article 5.  The information contained in the Target Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 7 to the extent applicable.

5.27  Board Recommendation.  The Board of Directors of Target, at a meeting duly called and held, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, and the Target Affiliate Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Target Common Stock approve this Agreement.

5.29  Opinion of Financial Advisor.  Target has received the opinion of Stevens & Company, dated the date of this Agreement, to the effect that the consideration to be received by the holders of Target Common Stock pursuant hereto is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Purchaser.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Target and Target Bank as follows:

6.1    Organization, Standing and Power.

(a)          Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  Purchaser is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of the Assets or the nature or conduct of its business requires it to be so qualified or licensed.  The minute book and other organizational documents for Purchaser have been made available to Target for its review and accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

(b)         Purchaser Bank is a banking corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  Purchaser Bank is duly qualified or licensed to transact business and in good standing in jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Purchaser.  The minute books and other organizational documents and corporate records for Purchaser Bank have been made available to Target for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceeding of the Board of Directors and shareholder thereof.  Purchaser Bank is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

6.2    Authority of Purchaser and Purchaser Bank; No Breach By Agreement.

(a)          Each of Purchaser and Purchaser Bank has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser and Purchaser Bank.  Subject to receipt of the requisite Consents of Regulatory Authorities, this Agreement represents legal, valid, and binding obligations of Purchaser and Purchaser Bank, enforceable against Purchaser and Purchaser Bank in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)         Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Purchaser’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Purchaser Subsidiary or any resolution adopted by the board of directors or the shareholders of any Purchaser Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Purchaser Entity under, any Contract or Permit of any Purchaser Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Purchaser Entity or any of their respective material Assets (including any Purchaser Entity or Target becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Purchaser Entity or Target being reassessed or revalued by any Taxing authority).

(c)          Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the OTC Bulletin Board, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Purchaser of the Company Merger, by Purchaser Bank of the Bank Merger, and the other transactions contemplated in this Agreement.

6.3    Capital Stock.

(a)          The authorized capital stock of Purchaser consists of 10,000,000 shares of Purchaser Common Stock, of which 3,304,052 shares are issued and outstanding, 120,000 shares of Purchaser Common Stock which are reserved for issuance pursuant to outstanding options to purchase shares of Purchaser Common Stock, and 324,000 shares of Purchaser Common Stock which are reserved for issuance pursuant to outstanding directors’ warrants to purchase shares of Purchaser Common Stock.  All of the issued and outstanding shares of Purchaser Common Stock are, and all of the shares of Purchaser Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC.  None of the outstanding shares of Purchaser Common Stock has been, and none of the shares of Purchaser Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Purchaser.

(b)         Except as set forth in Section 6.3 of this Agreement, there are no (i) shares of capital stock, preferred stock or other equity securities of Purchaser outstanding or (ii) outstanding Equity Rights relating to the capital stock of Purchaser.

6.4    Purchaser Subsidiaries.  Purchaser or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Purchaser Subsidiary.  No capital stock (or other equity interest) of any Purchaser Subsidiary is or may become required to be issued (other than to another Purchaser Entity) by reason of any Equity Rights, and there are no Contracts by which any Purchaser Subsidiary is bound to issue (other than to another Purchaser Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Purchaser Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Purchaser Subsidiary (other than to another Purchaser Entity).  There are no Contracts relating to the rights of any Purchaser Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Purchaser Subsidiary.  All of the shares of capital stock (or other equity interests) of each Purchaser Subsidiary held by a Purchaser Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national Banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable and are owned by the Purchaser Entity free and clear of any Lien.  Each Purchaser Subsidiary is either a bank, a Delaware Statutory Trust, or a corporation, and each such Purchaser Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted.  Each Purchaser Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.  Each Purchaser Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

6.5    SEC Filings; Financial Statements.

(a)          Purchaser has timely filed and made available to Target all SEC Documents required to be filed by Purchaser since January 1, 2006 (the “Purchaser SEC Reports”).  The Purchaser SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser SEC Reports or necessary in order to make the statements in such Purchaser SEC Reports, in light of the circumstances under which they were made, not misleading.  No Purchaser Subsidiary is required to file any SEC Documents.

(b)         Each of the Purchaser Financial Statements (including, in each case, any related notes) contained in the Purchaser SEC Reports, including any Purchaser SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Purchaser and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.6    Absence of Undisclosed Liabilities.  No Purchaser Entity has any Liabilities of a nature required to be reflected on consolidated balance sheets prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheet of the Purchaser Entities as of March 31, 2006, included in the Purchaser Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto.  No Purchaser Entity has incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

6.7    Absence of Certain Changes or Events.  Since March 31, 2006, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (ii) none of the Purchaser Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Purchaser provided in Article 8.

6.8    Tax Matters.

(a)          All Tax Returns required to be filed by or on behalf of any Purchaser Entity have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate in all material respects.  All Taxes shown on filed Tax Returns have been paid.  There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Purchaser Financial Statements delivered prior to the date of this Agreement.  Purchaser’s federal income Tax Returns have not been audited by the IRS.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.  There are no Liens with respect to Taxes upon any of the Assets of Purchaser.

(b)         No Purchaser Entity has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)          The provision for any Taxes due or to become due for any Purchaser Entity for the period or periods through and including the date of the respective Purchaser Financial Statements that has been made and is reflected on such Purchaser Financial Statements is sufficient to cover all such Taxes.

(d)         Deferred Taxes of the Purchaser Entities have been provided for in accordance with GAAP.

(e)          The Purchaser Entities are in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except where any such failure to comply would not reasonably be expected to have a Purchaser Material Adverse Effect.

(f)          No Purchaser Entity has experienced a change in ownership with respect to its stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

(g)         To the Knowledge of the Purchaser Entities, there is no pending claim by any taxing authority of a jurisdiction where either the Purchaser or Purchaser Bank has not filed Tax Returns that either Purchaser or Purchaser Bank is subject to taxation in that jurisdiction.

(h)         Neither Purchaser nor Purchaser Bank has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income tax return, other than the “affiliated group” of which Purchaser is the “common parent.”  Neither Purchaser nor

Purchaser Bank is a party to any Tax sharing or Tax allocation agreement that will remain in affect after consummation to the Mergers contemplated by this Agreement.

6.9    Allowance for Possible Loan Losses.  The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of the Purchaser Entities included in the Purchaser Financial Statements and the allowance shown on the consolidated balance sheets of the Purchaser Entities as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Purchaser Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Purchaser as of the dates thereof.

6.10  Environmental Matters.

(a)          To the Knowledge of the Purchaser Entities, the Purchaser Entities, their Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

(b)         To the Knowledge of the Purchaser Entities, there is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which the Purchaser Entities or any of their Operating Properties or Participation Facilities (or the Purchaser Entities in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by the Target Entities or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c)          During the period of (i) the Purchaser Entities’ ownership or operation of any of their Assets, (ii) the Purchaser Entities’ participation in the management of any Participation Facility, or (iii) the Purchaser Entities’ holding of a security interest in a Operating Property, to the Knowledge of the Purchaser Entities, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties.  Prior to the period of (i) the Purchaser Entities’ ownership or operation of any of its Assets, (ii) the Purchaser Entities’ participation in the management of any Participation Facility, or (iii) the Purchaser Entities’ holding of a security interest in a Operating Property, to the Knowledge of the Purchaser Entities, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property.  No lead-based paint or asbestos in any form is present in, at, on, under, about, or affecting (or potentially affecting) any Asset.

(d)         Purchaser has delivered to Target true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by a Purchaser Entity pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by the Purchaser Entities or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(e)          To the Knowledge of the Purchaser Entities, there are no aboveground or underground storage tanks, whether in use or closed, in, at, on, under any Asset.  Any above-ground or underground storage tanks removed by or on behalf of the Purchaser Entities at or from any Asset were removed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

6.11  Compliance with Laws.  Purchaser is a Georgia corporation and a registered bank holding company under the BHC Act, as amended, and has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit.  No Purchaser Entity is:

(a)          in Default under any of the provisions of its respective Articles of Incorporation or Bylaws (or other governing instruments);

(b)         in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(c)          since January 1, 2004, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Purchaser Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring the Purchaser Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies or its management.

Purchaser Bank is a Georgia state-chartered bank whose deposits are and will at the Effective Time be insured by the FDIC.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Target.

6.12  Legal Proceedings.

(a)          There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Purchaser Entity, or against any director, employee or employee benefit plan of any Purchaser Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Purchaser Entity, that in any case would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed.

(b)         There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any Purchaser Entity as a result of examination by any bank or bank holding company regulatory authority.

(c)          No Purchaser Entity is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any Purchaser Entity been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.13  Community Reinvestment Act.  Purchaser Bank has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” and has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

6.14  Board Recommendation.  The Board of Directors of Purchaser, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of the shareholders.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1    Affirmative Covenants of Each Party.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and material Assets and maintain its rights and franchises, and (c) take no action that would (i) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2    Negative Covenants of Target.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Purchaser shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, Target covenants and agrees that it will not do or agree or commit to do or permit any Target Entity to agree or commit to do any of the following:

(a)          amend the Articles of Incorporation, Bylaws or other governing instruments of any Target Entity, or

(b)         incur or permit any Target Subsidiary to incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of business of Target or any Target Subsidiary consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Target Entity, of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, Bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Target Disclosure Memorandum); or

(c)          repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of its existing options and warrants), directly or indirectly, any shares, or any securities convertible into any shares, of Target’s capital stock, or declare or pay any dividend or make any other distribution in respect of Target’s capital stock; or

(d)         issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of Target, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

(e)          adjust, split, combine or reclassify any shares of Target Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f)          except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of Georgia, or any subdivisions thereof that have maturities of seven years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g)         (i) increase the rate of compensation payable or to become payable to any director, employee or other service provider of the Company Group, other than in the ordinary course of business and consistent with past practice; (ii) amend or enter into any employment, severance, change in control or similar Contract with any such director, employee or other service provider; (iii) pay or agree to pay any bonuses or other compensation, other than in the ordinary course of business and consistent with past practice, to any such director, employee or other service provider; (iv) amend any Company Plan, other than any amendment required by Law; (v) adopt any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan; or (vi) terminate any existing Company Plan; or

(h)         make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(i)           commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any Target Entity for over $50,000 in money damages or any restrictions upon the operations of the Target Entities; or

(j)           except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $50,000.

7.3  Negative Covenants of Purchaser.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Target shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, Purchaser covenants and agrees that it will not do or agree or commit to amend the Articles of Incorporation or Bylaws of Purchaser, in each case, in any manner adverse to the holders of Target Common Stock.

7.4  Adverse Changes in Condition.  Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.5  Reports.  Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

7.6  Loan Portfolio Review.  Each Party shall have the right to perform due diligence reviews of Target Bank’s or Purchaser Bank’s, as the case may be, lending activities at 45-day intervals between the date of this Agreement and the Effective Date.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1  Purchaser Registration Statement.

(a)          Purchaser will promptly prepare and file on Form S-4 a Registration Statement (which will include the Proxy Statement) complying with all the requirements of the 1933 Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the Purchaser Common Stock that will be issued to the holders of Target Common Stock pursuant to the Company Merger.  Purchaser shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Purchaser Common Stock under the Securities Laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.  As a result of the registration of the Purchaser Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of Target except to the extent that the transfer of any shares of Purchaser Common Stock received by shareholders of Target is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable Tax rules.  Target and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(b)         Each of the Parties will cooperate in the preparation of the Registration Statement and Proxy Statement that complies with the requirements of the Securities Laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to the Target’s shareholders for approval.  Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries, as applicable, as the other Party may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.  None of the information to be supplied by the Parties for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to the Target’s shareholders and at the time of the Target shareholders’ meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable Law.  The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder, except that no representation or warranty is made by either Party with respect to statements made or incorporated by reference therein based on information supplied by the other Party for inclusion or incorporation by reference in the Proxy Statement.

8.2  Applications.  Purchaser shall prepare and file, and Target shall cooperate in the preparation and, where appropriate, filing, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.  The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

8.3  Filings with State Offices.  Upon the terms and subject to the conditions of this Agreement, Purchaser shall execute and file the Certificate of Merger with the Secretary of State of Georgia in connection with the Closing.

8.4  Agreement as to Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement.  Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.5  Investigation and Confidentiality.

(a)          Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Mergers and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.  No investigation by a Party shall affect the representations and warranties of the other Party.

(b)         Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c)          Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Target Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable.

8.6  No Solicitations.

(a)          Except as contemplated by Section 8.6(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, Target shall not, and shall use its best efforts to ensure that its directors, officers, employees, advisers and agents shall not, directly or indirectly, without the prior written approval of Purchaser,

(i)            solicit, initiate or authorize inquiries, discussions, negotiations, or submissions of proposals with respect to, furnish any information regarding, enter into any Contract with respect to or participate in any Acquisition Proposal;

(ii)           knowingly provide or furnish any nonpublic information about or with respect to the Target and Target Bank; or

(iii)          subject to Section 8.6(c) below, withdraw its recommendation to the Target shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

(b)         Target shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify Purchaser immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

(c)          Nothing contained in this Section 8.6 shall prohibit any officer or director of Target from taking any action that the Board of Directors of Target shall determine in good faith, after consultation with legal counsel, is required by law or is required to discharge his or her fiduciary duties to Target and its shareholders.

(d)         Target shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted with respect to any Acquisition Transaction except those contemplated by this Agreement.

(e)          Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof, including but not limited to the identity of the Person making the offer, proposal, inquiry or request and the terms of such offer, proposal, inquiry or request, and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.7  Press Releases.  Prior to the Effective Time, Target and Purchaser shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.8  Tax Treatment.  Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Mergers, and to take no action which would cause the Mergers not, to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.9  Charter Provisions.

(a)          Target shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Company Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under Target’s Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of Purchaser or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Target that may be directly or indirectly acquired or controlled by them.

(b)         Target and Target Bank shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Bank Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under Target Bank’s Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of Purchaser or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Target Bank that may be directly or indirectly acquired or controlled by them.

8.10 Agreement of Affiliates.  Target has disclosed in Section 8.10 of the Target Disclosure Memorandum all Persons whom it reasonably believes is an “affiliate” of Target for purposes of Rule 145 under the 1933 Act.  Target shall use its reasonable efforts to cause each such Person to deliver to Purchaser not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B.

8.11 Indemnification and Insurance.

(a)          Purchaser covenants and agrees that all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Target’s Articles of Incorporation and Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Company Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Purchaser is notified in writing within such period shall continue until the final disposition of such claim.  Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Purchaser and the Indemnified Party.  Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Purchaser under such subparagraph, notify Purchaser in writing of the commencement thereof.  In case any such action shall be brought against any Indemnified Party, Purchaser shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from Purchaser to such Indemnified Party of its election so to assume the defense thereof, Purchaser shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Purchaser elects not to assume such defense or if counsel for the Indemnified Party advises Purchaser in writing that there are material substantive issues that raise conflicts of interest between Purchaser or Target and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Purchaser shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received.  Notwithstanding the foregoing, Purchaser shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(b)         Target covenants and agrees that it shall cause the persons serving as its officers or directors of the Target Entities, immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Target with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that (i) Purchaser may substitute a policy or policies with at least the same coverage and amounts and terms and conditions that are no less advantageous (or with Target’s consent, given prior to the Effective Time, any other policy); and (ii) the aggregate premium to be paid by Target for such insurance shall not exceed 150% of the most current annual premium paid by Target for its directors and officers liability insurance, without Purchaser’s prior approval.

(c)          Purchaser covenants and agrees that if Purchaser or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 8.11.

(d)         The provisions of this Section 8.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.12 Employee Benefits and Contracts.  Following the Effective Time, Purchaser shall provide generally to officers and employees of the Target Entities (who continue employment with Purchaser or any of its Subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by Purchaser to its other similarly situated officers and employees.  Notwithstanding the foregoing, Purchaser shall maintain the Target Entities current disability insurance coverage for a period of at least five years after the Effective Time.  For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with the Target Entities prior to the Effective Date shall be counted.  Purchaser shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in the Target Disclosure Memorandum between any Target Entity and any current or former director, officer or employee thereof, and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by Purchaser by reason of this Section 8.12.  If Purchaser shall terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more employees of a Target Entity participated immediately prior to the Effective Time (a “Company Health Plan”), Purchaser shall use its best efforts to cause any successor group health plan to waive any underwriting requirements; to give credit for any such employee’s participation in the Company Health Plan prior to the Effective Time for purposes of applying any waiting period and/or pre-existing condition limitations set forth therein; and, if such transition occurs during the middle of the plan year for such a Company Health Plan, to give credit towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan for any deductible amounts and co-payments previously paid by any such employee respecting his or her participation in that Company Health Plan during that plan year prior to the Effective Time.  Purchaser also shall be considered a successor employer for and shall provide to “qualified beneficiaries,”

determined immediately prior to the Effective Time, under any Target Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Time under either the Target Plan or any successor group health plan maintained by Purchaser.  At the request of Purchaser, the Target Entities will take all appropriate action to terminate, prior to the Effective Time, any retirement plan maintained by the Target Entities that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

8.13 Allowance for Loan Losses.  Target Bank shall increase its allowance for loan losses by the amount of $1.1 million.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1  Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

(a)          Shareholder Approval.  The shareholders of Target shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Company Merger and the Bank Merger, as and to the extent required by Law and, by the provisions of any governing instruments.

(b)         Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Company Merger and the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.  No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)          Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable.  No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d)         Legal Proceedings.  No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e)          Registration Statement.  The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Purchaser Common Stock issuable pursuant to the Company Merger shall have been received.

(f)          Tax Matters.  Each Party shall have received a written opinion of counsel from Powell Goldstein LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that (i) the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange in the Company Merger of Target Common Stock for Purchaser Common Stock will not give rise to gain or loss to the shareholders of Target with respect to such exchange (except to the extent of any cash received).

(g)         Opinion of Financial Advisor.  Target shall have received the opinion of Stevens & Company, to the effect that the Merger Consideration to be received by the holders of Target Common Stock is fair, from a financial point of view, to such holders, a signed copy of which shall have been delivered to Purchaser.

9.2  Conditions to Obligations of Purchaser.  The obligations of Purchaser to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Purchaser pursuant to Section 11.6(a):

(a)          Representations and Warranties.  The representations and warranties of Target and Target Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have a Target Material Adverse Effect.

(b)         Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)          Certificates.  Target shall have delivered to Purchaser (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Target, Section 9.2(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Target’s Board of

Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Purchaser and its counsel shall request.

(d)         Opinion of Counsel.  Target shall have delivered to Purchaser an opinion of Troutman Sanders, LLP dated as of the Closing Date, covering those matters set forth in Exhibit C hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) (the “Interpretive Standards”).

(e)          Affiliate Agreements.  Purchaser shall have received from each director of Target the affiliates letter referred to in Section 8.12.

(f)          Equity Rights.  All outstanding Equity Rights relating to the capital stock of Target shall have been exercised or cancelled prior to the Effective Time.  No Equity Rights relating to the capital stock of Target, whether vested or unvested, shall be outstanding immediately preceding the Effective Time.

(g)         Noncompete Agreements.  Purchaser shall have received from each director of Target a signed noncompete agreement substantially in the form attached hereto as Exhibit E.

9.3  Conditions to Obligations of Target.  The obligations of Target to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 11.6(b):

(a)          Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have a Purchaser Material Adverse Effect.

(b)         Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Purchaser to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)          Certificates.  Purchaser shall have delivered to Target (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Purchaser, Section 9.3(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Purchaser’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Target and its counsel shall request.

(d)         Opinion of Counsel.  Purchaser shall have delivered to Target an opinion of Powell Goldstein LLP, counsel to Purchaser, dated as of the Closing Date, covering those matters set forth in Exhibit D hereto, which opinion may be rendered in accordance with the Interpretive Standards.

ARTICLE 10
TERMINATION

10.1 Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Target, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a)          By mutual written consent of the Boards of Directors of Purchaser and Target; or

(b)         By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below) and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Target Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable, on the breaching Party; or

(c)          By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Target fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)         By the Board of Directors of either Party in the event that the Mergers shall not have been consummated by February 28, 2007, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e)          By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Mergers cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Mergers is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f)          By the Board of Directors of Purchaser if the Board of Directors of Target

(i)             shall withdraw, modify or change its recommendation to the Target shareholders with respect to this Agreement or the Company Merger, cancel the meeting in which the shareholders or Board of Directors will vote on such Agreement, or shall have resolved to do any of the foregoing or;

(ii)            either recommends to the Target shareholders or affirmatively approved any Acquisition Transaction or makes any announcement of any agreement to enter into an Acquisition Transaction; or

(g)         By the Board of Directors of Target if Target receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of Target determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Target’s shareholders than the transactions contemplated by this Agreement; or

(h)         By the Board of Directors of Purchaser if the holders of more than 10% in the aggregate of the Outstanding Target Shares vote such shares against this Agreement or the Company Merger at any meeting called for the purpose of voting thereon and exercise their dissenters’ rights in accordance with Article 13 of the GBCC.

10.2 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, 10.4, 10.5 and Article 11 and Section 8.5(b) shall survive any such termination and abandonment.

10.3 Non-Survival of Representations and Covenants.  The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Article 10 and Articles 1, 2, 3, 4 and 11 and Sections 8.5 and 8.11.

10.4 Termination Payment. If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(f) or 10.1(g), then Target (or its successor) shall pay or cause to be paid to Purchaser, as liquidated damages and not as a penalty, upon demand a termination payment of $800,000 payable in same day funds.

10.5 Reimbursement of Expenses.  Notwithstanding the provisions of Section 11.2 of this Agreement, if this Agreement is terminated pursuant to subsection 10.1(b), the breaching Party shall pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents.  Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement.  This Section 10.5 shall be the non-breaching Party’s sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1 Definitions.

(a)          Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean:  (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer other disposition of all or substantially all of the assets of Target, or the beneficial ownership or 15% or more of any class of Target capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Target capital stock.

“Affiliate” of a Person shall mean:  (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall mean, subject to the election and allocation procedures set forth in Section 3.1, $25.51 per Outstanding Target Share; provided however, that the aggregate amount of the Cash Consideration shall not exceed $6,239,972.

“Closing Date” shall mean the date on which the Closing occurs.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“GAAP” shall mean accounting principles generally accepted in the United States, consistently applied during the periods involved and in the immediately preceding comparable period.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Material(s) shall mean any substance or material, whether solid, liquid or gaseous in concentration, quantity or location (i) which is listed, defined or is regulated as a “hazardous substance,” “hazardous waste,” “hazardous constituent,” “contaminant,” “medical waste,” “infectious waste” or “solid waste,” or otherwise classified as a hazardous, toxic, or regulated substance, in or pursuant to any Environmental Law; (ii) which is, or is regulated because it contains, lead, asbestos, radon, methane, infectious matter or waste, carcinogenic, mutagenic, pathogenic organism(s), fomites, polychlorinated biphenyl, perchlorate, any perfluorooctanoic acid or any substance similar to perfluorooctanoic acid, any polybrominated diphenyl ether, bisphenol A, BPA, hexabromobiphenyl, lindane, perfluorooctane, 1,4-dioxane, 1,2,3-trichloropropane, urea formaldehyde foam insulation, any actual or suspected “endocrine-disruptor” that mimics or blocks hormones or effects, impacts or interferes with a human endocrine system, any explosive or radioactive material, unexploded ordinance, fuel, natural or synthetic gas, motor fuel, petroleum product or constituent, or other hydrocarbons; or (iii) which causes or poses a threat to cause personal injury, property damage, diminution in value, contamination, danger, pollution, a nuisance, or a hazard to any Asset, any property, the Environment, or to the health or safety of persons or property.

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, and each executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the Banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger Consideration” shall mean the Stock Consideration and the Cash Consideration payable for all Outstanding Target Shares, which, for purposes of this Agreement, shall have a deemed value of approximately $15,410,822, or $63.00 per Outstanding Target Share.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context,

said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either Target or Purchaser, and “Parties” shall mean both Target and Purchaser.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” shall mean the proxy statement used by Target to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Purchaser relating to the issuance of the Purchaser Common Stock to holders of Target Common Stock.

“Purchaser Bank Subsidiaries” shall mean Atlantic Southern Bank which is a Georgia state bank.

“Purchaser Common Stock” shall mean the $5.00 par value common stock of Purchaser.

“Purchaser Entities” shall mean, collectively, Purchaser and all Purchaser Subsidiaries.

“Purchaser Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Purchaser as of December 31, 2005 and 2004, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by Purchaser in SEC Documents, and (ii) the unaudited consolidated balance sheet (including related notes and schedules, if any) of Purchaser as of March 31, 2006, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by Purchaser to Target prior to execution of this Agreement.

“Purchaser Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Purchaser and its Subsidiaries, taken as a whole, or (ii) the ability of Purchaser to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to Banks and their holding companies, (c) actions and omissions of Purchaser (or any of its Subsidiaries) taken with the prior informed written Consent of Target in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Purchaser, including expenses incurred by Purchaser in consummating the transactions contemplated by this Agreement.

“Purchaser Subsidiaries” shall mean the Subsidiaries of Purchaser and any corporation, Bank, Delaware statutory trust, savings association, or other organization acquired as a Subsidiary of Purchaser in the future and held as a Subsidiary by Purchaser at the Effective Time.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Purchaser under the 1933 Act with respect to the shares of Purchaser Common Stock to be issued to the shareholders of Target in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Georgia Department of Banking and Finance, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of Target to be held pursuant to this Agreement, including any adjournment or adjournments thereof.

“Stock Consideration” shall mean, subject to the election and allocation procedures set forth in Section 3.1, 1.25 shares of Purchaser Common Stock, per Outstanding Target Share, provided, however, that the maximum number of shares of Purchaser Common Stock issuable as Stock Consideration shall be 305,695 shares.  Solely for purposes of calculating the aggregate value of the Merger Consideration for this Agreement, each whole share of Purchaser Common Stock shall have a deemed value of $30.00 per share.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surviving Entity” shall mean Atlantic Southern Financial Group, Inc. as the surviving corporation resulting from the Company Merger, and Atlantic Southern Bank as the surviving bank resulting from the Bank Merger.

“Target Bank”  shall mean Sapelo National Bank, a national bank.

“Target Common Stock” shall mean the $1.00 par value common stock of Target, and shall include all equity interests in the Target which include, all rights to receive equity interests in the Target, all rights to receive payments that are derivative of the value of equity interests in the Target, and all promises to issue any of the foregoing, whether written or unwritten, including without limitation, phantom stock, options, warrants, other derivatives and promises to issue any of the foregoing.

“Target Disclosure Memorandum” shall mean the written information entitled “Target Disclosure Memorandum” delivered prior to the date of this Agreement to Purchaser describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.  Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Target Entities” shall mean, collectively, Target and all Target Subsidiaries.

“Target Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Target as of December 31, 2005 and 2004, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited consolidated balance sheet (including related notes and schedules, if any) of Target as of March 31, 2006, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by Purchaser to Target prior to execution of this Agreement.

“Target Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of the Target Entities, taken as a whole, or (ii) the ability of Target to perform its obligations under this Agreement or to consummate the Company Merger, the Bank Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Target taken with the prior informed written Consent of Purchaser in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of the Target Entities, including expenses incurred by Target in consummating the transactions contemplated by this Agreement.

“Target Subsidiaries” shall mean the Subsidiaries of Target and any corporation, Bank, savings association, or other organization acquired as a Subsidiary of Target in the future and held as a Subsidiary by Target at the Effective Time.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

(b)         Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2  Expenses.  Except as otherwise provided in this Section 11.2 or Exhibit “A,” each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3  Brokers and Finders.  Except as disclosed in Section 11.3 of the Target Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.  In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Target or by Purchaser, each of Target and Purchaser, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4  Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.5  Amendments.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Target Common Stock, there shall be made no amendment that pursuant to Section 14-2-1106 of the GBCC requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of Target Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of Target Common Stock will be exchanged for shares of Purchaser Common Stock shall not be amended after the Target Shareholders’ Meeting in a manner adverse to the holders of Target Common Stock without any requisite approval of the holders of the issued and outstanding shares of Target Common Stock entitled to vote thereon.

11.6  Waivers.

(a)          Prior to or at the Effective Time, Purchaser, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by a Target Entity, to waive or extend the time for the compliance or fulfillment by a Target Entity of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Purchaser under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Purchaser.

(b)         Prior to or at the Effective Time, Target, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by a Purchaser Entity, to waive or extend the time for the compliance or fulfillment by a Purchaser Entity of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c)          The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7  Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8  Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Target:	Sapelo Bancshares, Inc.
1200 Northway
Darien, Georgia 31305
Attention: William R. Parker, President
and Chief Executive Officer

With a copy to:	Thomas O. Powell, Esq.
Troutman Sanders, LLP
600 Peachtree Street, N.E
Suite 5200
Atlanta, Georgia 30308

Purchaser:	Atlantic Southern Financial Group, Inc.
4077 Forsyth Road
Macon, Georgia 31210
Attention: Mark A. Stevens, President
and Chief Executive Officer

With a copy to:	Beth Lanier, Esq.
Powell Goldstein LLP
One Atlantic Center, 14th Floor
1201 West Peachtree Street, N.E
Atlanta, Georgia 30309

11.9  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11  Captions; Articles and Sections.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12  Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise.  No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

By:	/s/ Mark A. Stevens
Mark A. Stevens
President and Chief Executive Officer

SAPELO BANCSHARES, INC.

By:	/s/ Thomas H. Smoot, II
Thomas H. Smoot, II
Vice Chairman of the Board

EXHIBIT A

AGREEMENT AND PLAN OF MERGER
AND MERGER AGREEMENT

A-1

EXHIBIT B

FORM OF AFFILIATE AGREEMENT

Atlantic Southern Financial Group, Inc.
Attention:  President and Chief Executive Officer

Ladies and Gentlemen:

The undersigned is a shareholder of Sapelo Bancshares, Inc. (“Target”), a Georgia corporation and a registered bank holding company under the BHC Act.  Target is located in Darien, Georgia, and will become a shareholder of Atlantic Southern Financial Group, Inc. (“Purchaser”) pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of July     , 2006 (the “Agreement”), by and among Target, Target Bank, Purchaser and Purchaser Bank.  Under the terms of the Agreement, Target will be merged into and with Purchaser (the “Merger”), and the shares of the $1.00 par value common stock of Target (“Target Common Stock”) will be converted into and exchanged for cash or shares of the $5.00 par value common stock of Purchaser (“Purchaser Common Stock”).  This Affiliate Agreement represents an agreement between the undersigned and Purchaser regarding certain rights and obligations of the undersigned in connection with the shares of Purchaser Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the benefits the undersigned will receive as a shareholder of Target and the mutual covenants contained herein, the undersigned and Purchaser hereby agree as follows:

1.    Vote on the Merger.  The undersigned agrees to vote all shares of Target Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless Purchaser is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Target Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any person other than Target, if the undersigned determines, in good faith after consultation and upon receipt of a written opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2.    Restriction on Transfer.  The undersigned further agrees that he or she will not, without the prior written consent of Purchaser, transfer any shares of Target Common Stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

3.    Affiliate Status.  The undersigned understands and agrees that as to Target the undersigned is an “affiliate” under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of

1933, as amended (“1933 Act”), and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

4.    Covenants and Warranties of Undersigned.  The undersigned represents, warrants and agrees that Purchaser has informed the undersigned that any distribution by the undersigned of Purchaser Common Stock has not been registered under the 1933 Act and that shares of Purchaser Common Stock received pursuant to the Merger for a period of one (1) year after the Effective Time can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available.  The undersigned understands that Purchaser is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of Purchaser Common Stock.

5.    Understanding of Restrictions on Dispositions.  The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of Purchaser Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for Target.

6.    Filing of Reports by Purchaser.  Purchaser agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Purchaser Common Stock issued to the undersigned pursuant to the Merger.

7.    Miscellaneous.  This Affiliate Agreement is the complete agreement between Purchaser and the undersigned concerning the subject matter hereof.  Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties.  This Affiliate Agreement shall be governed by the laws of the State of Georgia.

8.    Capitalized Terms.  Unless otherwise defined herein, all capitalized terms in this Affiliate Agreement shall have the same meaning as given such terms in the Agreement.

This Affiliate Agreement is executed as of the            day of                , 2006.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of
                               , 2006

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

By:

Its:

EXHIBIT C

MATTERS AS TO WHICH TROUTMAN SANDERS LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement.  The opinion to be delivered pursuant to Section 9.2(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1.             Target is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2.             Target Bank is a national banking association existing and in good standing under the Federal Banking Laws of the United States of America with all requisite  power and authority to conduct its business and to own and use its Assets.  The deposits of Target Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

3.             Target’s authorized capital stock consists of              shares of Target Common Stock, of which, to our knowledge,              shares were outstanding as of             , 2006 and              shares were outstanding as of the Closing Date.  To our knowledge, the outstanding shares of Target Common Stock were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable.  To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Target to issue or acquire any of its equity securities.

4.             Target owns directly or indirectly all the issued and outstanding shares of the capital stock of Target Bank.  To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Target Bank to issue equity securities or acquire its equity securities.

5.             The execution and delivery by Target of the Agreement do not, and if Target or any Target Entity were now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of such entity’s Articles of Incorporation or Bylaws of Target or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under, any Target or Target Entity Contract.

6.             The Agreement has been duly and validly executed and delivered by Target and Target Bank, and assuming valid authorization, execution and delivery by Purchaser and Purchaser Bank, constitutes a valid and binding agreement of Target and Target Bank enforceable in accordance with its terms.

C-1

EXHIBIT D

MATTERS AS TO WHICH
POWELL GOLDSTEIN LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement.  The opinion to be delivered pursuant to Section 9.3(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1.             Purchaser is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2.             Purchaser Bank is a corporation duly organized and validly existing under the laws of the State of Georgia with corporate power and authority to its business as described in the Proxy Statement and to own and use its Assets.  The deposits of Purchaser Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

3.             Purchaser’s authorized capital stock consists of              shares of Purchaser Common Stock, of which, to our knowledge,              shares were outstanding as of             , 2006 and              shares were outstanding as of the Closing Date.  To our knowledge, the outstanding shares of Purchaser Common Stock were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable.

4.             The execution and delivery by Purchaser of the Agreement do not, and if Purchaser or any Purchaser Entity were now to perform its obligations under the Agreement such performance would not, violate or contravene any provision of such entity’s Articles of Incorporation or Bylaws or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under any document listed as an exhibit to Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or on any report filed by Purchaser under the 1934 Act subsequent to the filing of such Form 10-K.

5.             The Agreement has been duly and validly executed and delivered by Purchaser and Purchaser Bank, and, assuming valid authorization, execution and delivery by Target and Target Bank, constitutes a valid and binding agreement of Purchaser and Purchaser Bank enforceable in accordance with its terms.

6.             The shares of Purchaser Common Stock to be issued to the shareholders of Target as contemplated in the Agreement have been registered under the Securities Act of 1933, as amended, and when issued and delivered following consummation of the Merger will be fully paid and nonassessable under the Georgia Business Corporation Code.

EXHIBIT E

FORM OF NON-COMPETE AGREEMENT
NON-COMPETITION AGREEMENT

This Non-Competition Agreement (“Agreement”) is entered into this      day of          , 2006, by and between Atlantic Southern Financial Group, Inc. (“Atlantic Southern” or “Surviving Corporation”) and                      (hereinafter referred to as “Director”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Reorganization (“Reorganization Agreement”) dated             , 2006, Atlantic Southern and Sapelo Bancshares, Inc. (“Sapelo”) have agreed to merge, such that Sapelo shall be merged into Atlantic Southern, which shall survive as the Surviving Corporation, and Atlantic Southern Bank and Sapelo National Bank have agreed to merge such that Sapelo National Bank shall be merged into Atlantic Southern Bank; and

WHEREAS, Director currently serves as a Director of Sapelo and/or Sapelo National Bank; and

WHEREAS, the Reorganization Agreement, at paragraph 9.2(g) requires the execution of this Agreement by Director as a condition to the closing of the transaction contemplated in the Reorganization Agreement; and

WHEREAS, this Agreement is entered into between the parties as an integral part of the transactions and constitutes a material part of the consideration contemplated by the Reorganization Agreement; and

WHEREAS, Sapelo, prior to closing, operated Sapelo National Bank, a wholly-owned subsidiary of Sapelo, which conducted a general banking business and operations within McIntosh and Glynn Counties, Georgia (the “Business”); and

WHEREAS, the restrictions in this Agreement are reasonable and necessary to protect and preserve the business interests and property of Atlantic Southern and the Business;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in the Reorganization Agreement and herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Definitions.

“Area” shall mean the geographic area consisting of McIntosh and Glynn Counties, Georgia.

“Competing Business” shall mean any state or federally chartered banking organization or its holding company, either existing or to be organized, which does or will operate within the Area.

“Proprietary Information” refers to any and all information of a confidential or proprietary nature related in any way to the business or financial affairs of Surviving Corporation, Sapelo, or the Business, including without limitation, the financial status, data, plans, or projections of the Business; marketing plans, strategies or technical data and research of the Business; customer or potential customer list of the Business or other information concerning customers, potential customers or vendors of the Business not in the public domain.  Information is not confidential or proprietary if it is in the public domain or subsequently comes into the public domain through no fault of Director.

“Restricted Period” shall mean the two (2) year period commencing on the effective date of the merger.

2.    Agreement Not To Divulge Proprietary Information.  The Director acknowledges that Proprietary Information is a special, valuable and unique asset acquired by Atlantic Southern from Sapelo as part of the consideration purchased by Atlantic Southern pursuant to the Reorganization Agreement, and  Director shall not, except within the context of any responsibility or duty Director may owe to Atlantic Southern, divulge to any person or entity or use for any purpose whatsoever any Proprietary Information during the Restricted Period, except as may be required by law or Court Order, or to prepare any tax returns or disclosures required by state or federal law, or required as necessary to Director’s attorney or accountants for the purposes of defending or prosecuting any claim arising under the Reorganization Agreement or any ancillary agreements executed in conjunction therewith.

3.    Agreement Not To Serve as Director or Officer of a Competing Business.  During the Restricted Period, Director shall not serve as an officer or director of a Competing Business, either organized or to be organized, within the Area.

4.    Acknowledgements.  Director acknowledges and agrees that the covenants and restrictions set forth in this Agreement are reasonable when considered in light of the nature and extent of the Business and assets being acquired by Atlantic Southern pursuant to the Reorganization Agreement, which includes the goodwill of Sapelo and Sapelo National Bank.  The Director further acknowledges that (i) Atlantic Southern has a legitimate interest in protecting the Business being acquired through the Reorganization Agreement, and (ii) Director is agreeing to the covenants set forth in this Agreement to induce Atlantic Southern to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, and (iii) Director will derive substantial benefits from the consummation of the transactions contemplated by the Reorganization Agreement.

5.    Remedies.  The parties agree that the covenants contained herein are the essence of this Agreement; that such covenants are reasonable and necessary to protect and preserve the interests of Atlantic Southern; and that irreparable loss and damage will be suffered by Atlantic Southern upon breach of any of these covenants.  Therefore, the parties agree that, in addition to all remedies provided at law or equity, Atlantic Southern shall be entitled to seek a Temporary Restraining Order and a Temporary and Permanent Injunction to prevent a breach of such covenants.

6.    Enforceability.  In the event any provision contained herein shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area, it shall be interpreted to extend only for the maximum period of time for which it may be enforceable and over the maximum geographical area to which it may be enforceable.

7.    Severability.  Should any part of this Agreement, for any reason, be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion, and such remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; provided that in the event or a declaration of invalidity the provisions declared invalid shall not be invalidated in its entirety, but shall be observed and performed by the parties to the extent such provision is valid and enforceable.

8.    Entire Agreement.  This Agreement shall constitute the entire agreement between the parties hereto with respect to restrictive covenants and shall supersede all previous negotiations, commitments and writings with respect to these matters.  This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto or by their duly authorized representatives.

9.    Waiver.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.   No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

10.  Successors and Assigns.  The Covenanting Parties acknowledge that the restrictive covenants set forth herein are unique and personal.  Accordingly, Director may not delegate any of his, her or its duties or obligations under this Agreement.  The rights and obligations of Atlantic Southern under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Atlantic Southern.

11.  Execution in Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become a binding Agreement when one or more counterparts have been executed by all parties.

12.  Titles and Headings.  Titles and headings to paragraphs herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

13.  Choice of Law.  This Agreement shall be construed under, governed by and enforced in accordance with the laws of the State of Georgia.

14.  Notices.  Any notices required to be given hereunder shall be made and deemed given in the same manner and to the same extent provided in the Reorganization Agreement.

15.  Attorney’s Fees.  The prevailing party in any action or procedure in court or mutually agreed arbitration proceeding to enforce terms of this Agreement is entitled to receive its reasonable attorney’s fees and other reasonable enforcement costs and expenses from the non-prevailing party.

IN WITNESS WHEREOF the parties have executed this Non-Competition Agreement, under seal, on the date first above written.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

By:

Its:

DIRECTOR: